EXHIBIT 23.  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of McDonald’s Corporation (listed below) and the related prospectuses of our reports dated February 18, 2009 with respect to the Consolidated financial statements of McDonald’s Corporation and the effectiveness of internal control over financial reporting of McDonald’s Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Commission File No. for Registration Statements

FORM S-8	FORM S-3

33-09267	33-00001
33-24958	33-64873
33-49817	333-25899
33-50701	333-59145
33-58840	333-60170
333-03409	333-82920
333-65033	333-92212
333-36776	333-120453
333-36778	333-139431
333-71656	333-149952
333-121092
333-115770
333-139415
333-149990
ERNST & YOUNG LLP

Chicago, Illinois

February 18, 2009

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